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Media Contact: Jay Fredericksen 904-357-9106

Investor Contact: Parag Bhansali 904-357-9155

Rayonier Names Iannotti Vice President and Corporate Controller

JACKSONVILLE, Fla., June 25, 2007 - Rayonier (NYSE:RYN) today announced that Joseph L. Iannotti has been promoted to the position of Vice President and Corporate Controller. Iannotti, 47, has served as Assistant Controller, Financial Reporting, since joining Rayonier in April 2001.

He succeeds, and continues to report to, Hans E. Vanden Noort, who was elected Senior Vice President and Chief Financial Officer June 1.

"Joe has a wealth of experience in financial reporting and compliance and has been instrumental in the high quality of Rayonier's reporting and in guiding the company's compliance with increasingly complex accounting standards and stringent SEC reporting deadlines," said Vanden Noort.

In his new role, Iannotti is responsible for all internal and external financial reporting, SEC filings, financial planning and analysis, and managing Sarbanes-Oxley 404 compliance.

Before joining Rayonier, Iannotti was with Bowater Incorporated for 13 years, the last eight as Director, Corporate Accounting and Reporting. Prior to that, he was an Audit Associate with PricewaterhouseCoopers in Stamford, CT. A Certified Public Accountant and a member of the Institute of Management Accountants, Iannotti holds a BS in Accounting from Sacred Heart University and a Master of Finance from Fairfield University.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.7 million acres of timber and land in the U.S., New Zealand and Australia. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world's leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries. Rayonier is structured as a Real Estate Investment Trust.

For further information about Rayonier, visit the company's website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are available by calling 1-800-RYN-7611.

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